Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Myovant Sciences Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,559,938,035(1),(2),(3)	0.00011020	$171,906(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,559,938,035
Total Fees Due for Filing			$171,906
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$171,906

Table 2: Fee Offset Claims and Sources

Not Applicable

(1)	Title of each class of securities to which transaction applies: Myovant Sciences Ltd. common shares, par value $0.000017727 per share (the “Myovant common shares”).

(2)
Aggregate number of securities to which transaction applies: The number of Myovant common shares to which this transaction applies (which excludes Myovant common shares owned by Sumitovant) is estimated, as of December 5, 2022, to be 59,945,541, which consists of (a) 54,701,419 Myovant common shares issued and outstanding and held by holders other than Sumitovant, including any such shares underlying issued and outstanding restricted stock units (“RSUs”) and performance stock units (“PSUs”), (b) 5,170,412 Myovant common shares issuable pursuant to outstanding options with exercise prices below $27.00, which is the per share merger consideration payable as described in the proxy statement and (c) 73,710 Myovant common shares issuable pursuant to outstanding warrants with exercise prices below $27.00.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 54,701,419 Myovant common shares and the per share merger consideration, (b) the product of (i) 5,170,412 Myovant common shares issuable upon exercise of options to purchase Myovant common shares and (ii) the difference between the per share merger consideration and the weighted average exercise price of such options of $11.10, and (c) the product of (i) 73,710 Myovant common shares issuable upon exercise of warrants to purchase Myovant common shares and (ii) the difference between the per share merger consideration and the weighted average exercise price of such warrants of $16.28.

(4)	The filing fee was calculated in accordance with Rule 0-11 under the Securities and Exchange Act of 1934, as amended, by multiplying the transaction value by 0.00011020.